Exhibit 99.23(i)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 27, 2014, with respect to the August 8, 2013 combined statement of assets and liabilities of Market Vectors Commodity Trust and individual statement of assets and liabilities of Market Vectors Low Volatility Commodity ETF in Amendment No.5 to the Registration Statement (Form S-1 No. 333-179435).

/s/ Ernst & Young LLP

New York, NY

January 27, 2014